                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934*

                 China Security & Surveillance Technology, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G21161107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]        Rule 13d-1(b)
         [X  ]        Rule 13d-1(c)
         [   ]        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 (the "Act") or otherwise subject to the liabilities of that section of the
Act, but shall be subject to all other provisions of the Act (however, see the
Notes).

-------------------------------------------------------------------------------------------------------------------
CUSIP No.                           G21161107
-------------------------------------------------------------------------------------------------------------------

----------------------- -------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

                        Jayhawk China Fund (Cayman), Ltd. (98-0170144)

----------------------- -------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                        (a) [ ]

                        (b) [X]

----------------------- -------------------------------------------------------------------------------------------

          3             SEC USE ONLY

----------------------- -------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        Cayman Islands

----------------------- -------------- ----------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY                  0
EACH REPORTING PERSON
        WITH:

                        -------------- ----------------------------------------------------------------------------

                              6        SHARED VOTING POWER

                                        0

                        -------------- ----------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER

                                       0

                        -------------- ----------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                        0

----------------------- -------------------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         0 (see Item 4)

----------------------- -------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [   ]
                        Not Applicable

----------------------- -------------------------------------------------------------------------------------------

          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        0%

----------------------- -------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                        PN
----------------------- -------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
CUSIP No.                           G21161107
-------------------------------------------------------------------------------------------------------------------

----------------------- -------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

                        Jayhawk Private Equity Fund, L.P. (20-5004931)

----------------------- -------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                        (a) [ ]

                        (b) [X]

----------------------- -------------------------------------------------------------------------------------------

          3             SEC USE ONLY

----------------------- -------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        Delaware

----------------------- -------------- ----------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY                  0
EACH REPORTING PERSON
        WITH:
                        -------------- ----------------------------------------------------------------------------

                              6        SHARED VOTING POWER

                                        Common Stock equal to less than 5%

                        -------------- ----------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER

                                       0

                        -------------- ----------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                        Common Stock equal to less than 5%

----------------------- -------------------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         Common Stock equal to less than 5%  (see Item 4)

----------------------- -------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [   ]
                        Not Applicable

----------------------- -------------------------------------------------------------------------------------------

          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        Less than 5%

----------------------- -------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                        PN
----------------------- -------------------------------------------------------------------------------------------

CUSIP No.                           G21161107
-------------------------------------------------------------------------------------------------------------------

----------------------- -------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

                        Jayhawk Private Equity Co-Invest Fund, L.P. (20-5249125)

----------------------- -------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                        (a) [ ]

                        (b) [X]

----------------------- -------------------------------------------------------------------------------------------

          3             SEC USE ONLY

----------------------- -------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        Delaware

----------------------- -------------- ----------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY                  0
EACH REPORTING PERSON
        WITH:

                        -------------- ----------------------------------------------------------------------------

                              6        SHARED VOTING POWER

                                       Common Stock equal to less than 5%

                        -------------- ----------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER

                                       0

                        -------------- ----------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                       Common Stock equal to less than 5%

----------------------- -------------------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        Common Stock equal to less than 5% (see Item 4)

----------------------- -------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [   ]
                        Not Applicable

----------------------- -------------------------------------------------------------------------------------------

          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        Less than 5%

----------------------- -------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                        PN
----------------------- -------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

CUSIP No.                           G21161107
-------------------------------------------------------------------------------------------------------------------

----------------------- -------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

                        Jayhawk Private Equity GP, L.P. (20-5005219)

----------------------- -------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                        (a) [ ]

                        (b) [X]

----------------------- -------------------------------------------------------------------------------------------

          3             SEC USE ONLY

----------------------- -------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        Delaware

----------------------- -------------- ----------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY                  0
EACH REPORTING PERSON
        WITH:
                        -------------- ----------------------------------------------------------------------------

                              6        SHARED VOTING POWER

                                       Common Stock equal to less than 5%
                        -------------- ----------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER

                                       0

                        -------------- ----------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                       Common Stock equal to less than 5%

----------------------- -------------------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        Common Stock equal to less than 5% (see Item 4)

----------------------- -------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [   ]
                        Not Applicable

----------------------- -------------------------------------------------------------------------------------------

          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        Less than 5%

----------------------- -------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                        PN

----------------------- -------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
CUSIP No.                           G21161107
-------------------------------------------------------------------------------------------------------------------

----------------------- -------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

                        Jayhawk Capital Management, L.L.C. (48-1172612)

----------------------- -------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                        (a) [ ]

                        (b) [X]

----------------------- -------------------------------------------------------------------------------------------

          3             SEC USE ONLY

----------------------- -------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        Delaware

----------------------- -------------- ----------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY                  0
EACH REPORTING PERSON
        WITH:
                        -------------- ----------------------------------------------------------------------------

                              6        SHARED VOTING POWER

                                       Common Stock equal to less than 5%

                        -------------- ----------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER

                                       0

                        -------------- ----------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                       Common Stock equal to less than 5%

----------------------- -------------------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        Common Stock equal to less than 5%  (see Item 4)

----------------------- -------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [   ]
                        Not Applicable

----------------------- -------------------------------------------------------------------------------------------

          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        Less than 5%

----------------------- -------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                        OO
----------------------- -------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
CUSIP No.                           G21161107
-------------------------------------------------------------------------------------------------------------------

----------------------- -------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

                        Kent C. McCarthy

----------------------- -------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                        (a) [ ]

                        (b) [X]

----------------------- -------------------------------------------------------------------------------------------

          3             SEC USE ONLY

----------------------- -------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States of America

----------------------- -------------- ----------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY                  0
EACH REPORTING PERSON
        WITH:

                        -------------- ----------------------------------------------------------------------------

                              6        SHARED VOTING POWER

                                       Common Stock equal to less than 5%

                        -------------- ----------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER

                                       0

                        -------------- ----------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                       Common Stock equal to less than 5%

----------------------- -------------------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        Common Stock equal to less than 5%  (see Item 4)

----------------------- -------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [   ]
                        Not Applicable

----------------------- -------------------------------------------------------------------------------------------

          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        Less than 5%

----------------------- -------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                        IN
----------------------- -------------------------------------------------------------------------------------------

Item 4   Ownership:

The information below is as of December 31, 2007.

(a)  Amount beneficially owned:
     1.   Jayhawk China Fund Cayman, Ltd.: 0
     2.   Jayhawk Private Equity Fund, L.P.: Common Stock equal to less than 5%
     3.   Jayhawk Private Equity Co-Invest Fund, L.P.: Common Stock equal to less than 5%
     4.   Jayhawk Private Equity GP, L.P.: Common Stock equal to less than 5%
     5.   Jayhawk Capital Management, L.L.C.: Common Stock equal to less than 5%
     6.   Kent C. McCarthy: Common Stock equal to less than 5%

(b)  Percent of class:
     1.   Jayhawk China Fund Cayman, Ltd.: 0%
     2.   Jayhawk Private Equity Fund, L.P.: Less than 5%
     3.   Jayhawk Private Equity Co-Invest Fund, L.P.: Less than 5%
     4.   Jayhawk Private Equity GP, L.P.: Less than 5%
     5.   Jayhawk Capital Management, L.L.C.: Less than 5%
     6.   Kent C. McCarthy: Less than 5%

Percent of class is based on 42,143,676 outstanding shares of common stock, par value $0.01 per share, as reported by China Security & Surveillance Technology,
Inc. on its Form 10-Q, for the period ended September 30, 2007 as filed with the
Securities and Exchange Commission on November 13, 2007.

(c) Number of shares as to which the person has:
     (i)  Sole power to vote or to direct the vote:
        1.   Jayhawk China Fund Cayman, Ltd.: 0
        2.   Jayhawk Private Equity Fund, L.P.: 0
        3.   Jayhawk Private Equity Co-Invest Fund, L.P.: 0
        4.   Jayhawk Private Equity GP, L.P.: 0
        5.   Jayhawk Capital Management, L.L.C.: 0
        6.   Kent C. McCarthy: 0

     (ii) Shared power to vote or direct the vote:
          1.   Jayhawk China Fund Cayman, Ltd.: 0
          2.   Jayhawk Private Equity Fund, L.P.: Common Stock equal to less than 5%
          3.   Jayhawk Private Equity Co-Invest Fund, L.P.: Common Stock equal to less than 5%
          4.   Jayhawk Private Equity GP, L.P.: Common Stock equal to less than 5%
          5.   Jayhawk  Capital  Management,   L.L.C.:  Common Stock equal to
               less than 5%
          6.   Kent C. McCarthy: Common Stock equal to less than 5%

     (iii) Sole power to dispose or to direct the disposition of: 0

         1.   Jayhawk China Fund Cayman, Ltd.: 0
         2.   Jayhawk Private Equity Fund, L.P.: 0
         3.   Jayhawk Private Equity Co-Invest Fund, L.P.: 0
         4.   Jayhawk Private Equity GP, L.P.: 0
         5.   Jayhawk Capital Management, L.L.C.: 0
         6.   Kent C. McCarthy: 0

     (iv) Shared power to dispose or to direct the disposition of:
          1.   Jayhawk China Fund Cayman, Ltd.: 0
          2.   Jayhawk Private Equity Fund, L.P.: Common Stock equal to less than 5%
          3.   Jayhawk Private Equity Co-Invest Fund, L.P.: Common Stock equal to less than 5%
          4.   Jayhawk Private Equity GP, L.P.: Common Stock equal to less than 5%
          5.   Jayhawk Capital Management, L.L.C.: Common Stock equal to less than 5%
          6.   Kent C. McCarthy: Common Stock equal to less than 5%

Item 5 Ownership of Five Percent or Less of a Class:

If this  statement  is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the  beneficial  owner of more than 5% of the class of securities, check the following:

         [X]

Item 10   Certification:

     By signing  below each party  certifies  that, to the best of its knowledge and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the  issuer  of the  securities  and  were  not  acquired  and are  not  held in connection  with or as a participant in any  transaction  having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the parties below certify that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2007

                                /s/ Kent C. McCarthy
                               -------------------------------------------------
                               Kent C. McCarthy

                               Jayhawk Capital Management, L.L.C.

                               By:  /s/ Kent C. McCarthy
                                  ---------------------------------------------
                               Name:  Kent C. McCarthy
                                    -------------------------------------------
                               Title:  Managing Member
                                     ------------------------------------------

                               Jayhawk Private Equity GP, L.P.

                                   By: Jayhawk Capital Management, L.L.C.,
                                        Its general partner

                                        By:  /s/ Kent C. McCarthy
                                           ------------------------------------
                                        Name:  Kent C. McCarthy
                                             ----------------------------------
                                        Title:  Managing Member
                                              ---------------------------------

                               Jayhawk Private Equity Fund, L.P.

                                   By: Jayhawk Private Equity GP, L.P.
                                        Its general partner

                                        By:  /s/ Kent C. McCarthy
                                           ------------------------------------
                                        Name:  Kent C. McCarthy
                                             ----------------------------------
                                        Title:  Managing Member of Jayhawk
                                                Capital Management, LLC, the
                                                General Partner of Jayhawk
                                                Private Equity GP, L.P.
                                              ---------------------------------

                               Jayhawk China Fund (Cayman), Ltd.

                                   By: Jayhawk Capital Management, L.L.C.,
                                        Its manager

                                        By:  /s/ Kent C. McCarthy
                                           ------------------------------------
                                        Name:  Kent C. McCarthy
                                             ----------------------------------
                                        Title:  Managing Member
                                              ---------------------------------

                               Jayhawk Private Equity Co-Invest Fund, L.P.

                                   By: Jayhawk Private Equity GP, L.P.,
                                        Its general partner

                                        By:  /s/ Kent C. McCarthy
                                           ------------------------------------
                                        Name:  Kent C. McCarthy
                                             ----------------------------------
                                        Title:  Managing Member of Jayhawk
                                                Capital Management, LLC, the
                                                General Partner of Jayhawk
                                                Private Equity GP, L.P.
                                              ---------------------------------

                                                                      Exhibit A

             AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G/A

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G/A (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Security & Surveillance
Technology, Inc., and further agree that this Agreement be included as an exhibit to such filings.

     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 14th day of February, 2007.

                                /s/ Kent C. McCarthy
                               -------------------------------------------------
                               Kent C. McCarthy

                               Jayhawk Capital Management, L.L.C.

                               By:  /s/ Kent C. McCarthy
                                  ---------------------------------------------
                               Name:  Kent C. McCarthy
                                    -------------------------------------------
                               Title:  Managing Member
                                     ------------------------------------------

                               Jayhawk Private Equity GP, L.P.

                                   By: Jayhawk Capital Management, L.L.C.,
                                        Its general partner

                                        By:  /s/ Kent C. McCarthy
                                           ------------------------------------
                                        Name:  Kent C. McCarthy
                                             ----------------------------------
                                        Title:  Managing Member
                                              ---------------------------------

                               Jayhawk Private Equity Fund, L.P.

                                   By: Jayhawk Private Equity GP, L.P.
                                        Its general partner

                                        By:  /s/ Kent C. McCarthy
                                           ------------------------------------
                                        Name:  Kent C. McCarthy
                                             ----------------------------------
                                        Title:  Managing Member of Jayhawk
                                                Capital Management, LLC, the
                                                General Partner of Jayhawk
                                                Private Equity GP, L.P.
                                              ---------------------------------

                               Jayhawk China Fund (Cayman), Ltd.

                                   By: Jayhawk Capital Management, L.L.C.,
                                        Its manager

                                        By:  /s/ Kent C. McCarthy
                                           ------------------------------------
                                        Name:  Kent C. McCarthy
                                             ----------------------------------
                                        Title:  Managing Member
                                              ---------------------------------

                               Jayhawk Private Equity Co-Invest Fund, L.P.

                                   By: Jayhawk Private Equity GP, L.P.,
                                        Its general partner

                                        By:  /s/ Kent C. McCarthy
                                           ------------------------------------
                                        Name:  Kent C. McCarthy
                                             ----------------------------------
                                        Title:  Managing Member of Jayhawk
                                                Capital Management, LLC, the
                                                General Partner of Jayhawk
                                                Private Equity GP, L.P.
                                              ---------------------------------

                                       10